Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the use of our report dated February 26, 2013 relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2012 and 2011, and the related statements of earnings, comprehensive income, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in the Registration Statement on Form S-3 of General Electric Company, which report appears in the December 31, 2012 annual report on Form 10-K of General Electric Company.

Our report refers to a change in the method of accounting for consolidation of variable interest entities in 2010.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut

February 26, 2013